Exhibit 99.1

POTBELLY APPOINTS ALAN JOHNSON AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Board of Directors to Continue Review of Strategic Alternatives

CHICAGO, December 1, 2017 (GLOBE NEWSWIRE) — Potbelly Corporation (NASDAQ:PBPB) today announced that the Board of Directors has appointed Alan Johnson as the Company’s President and Chief Executive Officer and as a member of the Board of Directors. Mr. Johnson succeeds Michael Coyne, who has served as interim CEO. Mr. Coyne will continue to serve as the Company’s Chief Financial Officer.

“We are pleased to welcome Alan to Potbelly and to the Board,” said Pete Bassi, Chairman of the Board of Potbelly Corporation. “Alan is a dynamic leader with a long and proven track record of successfully leading retail and restaurant brands.”

During his more than 30 years of experience, Mr. Johnson has led retail and restaurant organizations through successful turnarounds and through periods of exceptional growth. Most recently, Mr. Johnson provided strategic and executional consulting services to organizations in transition. Prior to that, for more than six years Mr. Johnson served as Chief Executive Officer of BevMo!, a specialty retailer of alcoholic beverages and related products. Mr. Johnson led BevMo! to its fastest growth in its 21 year history. He developed and executed BevMo!’s strategic initiatives, including repositioning the brand, that significantly grew revenue to approximately $800 million and more than doubled profit.

Mr. Johnson has extensive experience in retail and restaurant operations, real estate site development, marketing, and finance. Mr. Johnson served as Chief Operating Officer and Chief Financial Officer for PepsiCo’s Eastern Europe restaurant division and as International Strategic Planning Director for Pizza Hut International. Mr. Johnson was also the Chief Operating Officer of Regal Theaters (formerly known as Hoyts Cinemas) and Senior Vice President and General Manager for Walt Disney Parks & Resorts.

The Board and the Strategic Review Committee remain engaged with our financial advisor J.P. Morgan Securities, LLC, in evaluating a range of strategic alternatives. Potbelly remains committed to pursuing strategic options that would potentially significantly enhance shareholder value.

“Potbelly is a fantastic brand with tremendous potential. I am honored and excited to lead this Company,” said Mr. Johnson. “I am enthusiastic about supporting the Board’s evaluation of strategic options to maximize shareholder value and look forward to engaging with our shareholders, employees, franchisees, and customers as we chart the optimal future course for Potbelly. The great food, differentiated customer experience, and incredible people are a solid foundation for continued evolution of this brand and Company. I look forward to working with our leadership team and employees.”

Pete Bassi concluded, “I am confident Alan’s exceptional analytical and leadership skills make him an ideal choice for Potbelly, its shareholders, and employees. He is a great cultural fit for our Company and the Potbelly brand. Mike Coyne’s material contributions as interim CEO have been invaluable and we look forward to having Alan partner with Mike to build value for our shareholders.”

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 40 shops domestically, in the Middle East, the United Kingdom and Canada. For more information, please visit our website at www.potbelly.com.

Contact:

Investor Relations

Investors@Potbelly.com

312-428-2950